EXHIBIT 8(i)(iii)
AMENDMENT NO. 2 TO THE PARTICIPATION AGREEMENT
Among
ROYCE CAPITAL FUND,
ROYCE & ASSOCIATES, INC.
and
AVIVA LIFE AND ANNUITY COMPANY
(Successor in Interest to Indianapolis Life Insurance Company)
     The Participation Agreement, made as of June 13, 1997 by and among ROYCE CAPITAL FUND, a Delaware business trust, ROYCE & ASSOCIATES, Inc., a New York corporation, and AVIVA LIFE AND ANNUITY COMPANY, a stock life insurance company organized under the laws of Indiana, is hereby further amended effective as of October 1, 2008:
     Whereas, the Agreement was amended by Amendment No. 2 to Participation Agreement effective as of June 30, 2003 to substitute ILICO for IL Annuity and Insurance Company as a result of the merger of IL Annuity and Insurance Company into ILICO effective on June 30, 2003; and
     Whereas, in connection with the merger of IL Annuity and Insurance Company into ILICO, the separate account serving as an investment vehicle for individual deferred variable annuity contracts issued by IL Annuity and Insurance Company changed its name from IL Annuity and Insurance Co. Separate Account 1 to ILICO Separate Account 1 and became subject to the laws of the State of Indiana;
     Whereas, Indianapolis Life Insurance Company will merge with and into Aviva Life and Annuity Company (“ALAC”) effective October 1, 2008, with ALAC as the surviving corporate entity; and
     Whereas, in connection with the merger of ILICO into ALAC, ILICO Separate Account 1 will change its name to ALAC Separate Account 1 and become subject to the laws of the State of Iowa;
     Now, therefore, the Agreement as previously amended is hereby further amended by ALAC, Royce Capital Fund, and Royce & Associates, Inc. as follows:
     1. All references to Indianapolis Life Insurance Company are hereby changed to “Aviva Life and Annuity Company” to reflect the statutory merger of Indianapolis Life Insurance Company with and into Aviva Life and Annuity Company.

     2. All references to ILICO Separate Account 1 are hereby changed to “ALAC Separate Account 1” to reflect the name change of the separate account in connection with the merger of ILICO with and into ALAC.
     3. Article IX is hereby deleted in its entirety and replaced with the following Article IX:
Article IX. Notices
     Any notice hereunder shall be given by registered or certified mail return receipt requested to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.
     If to the Trust or the Adviser:
Royce Capital Fund or Royce & Associates, Inc.
1414 Avenue of the Americas
New York, New York 10019
Attention: Howard J. Kashner, Esq.
     If to the Company:
President
Aviva Life and Annuity Company
699 Walnut Street, Suite 1700
Des Moines, IA 50309
and
Ameritas Life Insurance Corp.
5900 O Street
Lincoln, Nebraska 68510
Attention: Norma Houfek
     Notice shall be deemed given on the date of receipt by the addresses as evidenced by the return receipt.
     4. Appendix B shall be deleted and replaced with the attached Appendix B.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment to the Fund Participation Agreement as of ______, 2008.

ROYCE CAPITAL FUND
By:	/s/ John Diederich
	Name:	John Diederich
	Title:	Vice President

ROYCE & ASSOCIATES, INC.
By:	/s/ John Diederich
	Name:	John Diederich
	Title:	Chief Operating Officer

AVIVA LIFE AND ANNUITY COMPANY
By:	/s/ Michael H. Miller
	Name:	Michael H. Miller
	Title:	Secretary

APPENDIX B

Separate Accounts	Selected Funds

ALAC Separate Account 1	Royce Micro-Cap Portfolio

4